UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 24, 2007
ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

000-31249 (Commission File Number)	88-0331369 (IRS Employer Identification No.)

26777 Central Park Blvd., Suite 200 Southfield, Michigan (Address of principal executive offices)	48076 (Zip Code)
Registrant’s telephone number, including area code: (248) 352-7530
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Item 5.02(b)
     Effective May 24, 2007, the Board of Directors of Arcadia Resources, Inc. (the “Company”) named Marvin Richardson, the current Chief Operating Officer, as President and Chief Executive Officer. Former Chief Executive Officer and President, John Elliott II, remains Chairman of the Board of Directors and a director. Mr. Richardson’s business experience is described in the Company’s Current Report on Form 8-K filed on February 16, 2007, which is incorporated herein by this reference. See Exhibit 99.1.
     Item 5.02(c)
     On May 24, 2007, the independent directors and Board of Directors approved the terms of a one-year employment agreement with Lynn Fetterman, the Company’s Interim Chief Financial Officer (Principal Financial and Accounting Officer), Interim Secretary and Interim Treasurer. Since February 9, 2007, Mr. Fetterman has been serving in this capacity on an independent contractor basis. The employment agreement provides for Mr. Fetterman to continue in this capacity at an annual salary of $250,000 and for an award of 100,000 shares of restricted common stock to vest at the completion of the one-year contract term or if the term is sooner terminated without cause by the Company or by Mr. Fetterman for good reason. The agreement also provides for payment of an additional six months severance compensation after completion of the one-year term if employment does not continue thereafter, or if employment is sooner terminated by the Company without cause or by Mr. Fetterman for good reason.
     Item 5.02(d)
     On May 24, 2007, the Board of Directors of the Company, upon nomination of the independent directors, appointed Daniel Eisenstadt, age 37, as a director, effective immediately. Mr. Eisenstadt was selected as a director pursuant to an understanding between the Company and CMS Companies, in connection with the closing of an investment in the Company’s common stock by funds affiliated with CMS Companies. Mr. Eisenstadt is Director of Private Equity at CMS Companies. The Board increased the number of director positions from six to seven directors, with Mr. Eisenstadt appointed to fill the vacant position. To date, Mr. Eisenstadt has not been appointed to any committees of the Board.
     The Board determined that Mr. Eisenstadt qualifies as an independent director within the meaning of the Sarbanes-Oxley Act of 2002, its implementing regulations, and the rules of the American Stock Exchange. Mr. Eisenstadt will be compensated for service on the Board of Directors per the Company’s compensation arrangement for independent directors, which consists of an annual retainer of $25,000, payable at the individual’s election in cash, options to purchase shares of the Company’s common stock or a combination thereof; $1,000 per each Board meeting attended and $500 per each committee meeting attended, payable in shares of the Company’s common stock; and payment of reasonable expenses incurred in connection with Board and Committee service. Mr. Eisenstadt has elected to receive his annual retainer in options to purchase shares of the Company’s common stock, the options to be issued to the CMS-affiliated funds which invested in the Company’s common stock. Mr. Eisenstadt’s award will be pro-rated to cover the period May 24, 2007 to September 30, 2007.
     Item 8.01 Other Events.
     On April 16, 2007, the Company released to the news media a press release announcing that it had signed a letter of intent to sell part of the operations of its Durable Medical Equipment (“DME”) business for a sale price of approximately $16.5 million. On May 29, 2007, the potential buyer informed the Company that it is no longer interested in pursuing the acquisition. The Company continues to pursue strategic alternatives for its DME business.
     Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit 99.1	Current Report on Form 8-K previously filed with the Securities and Exchange Commission on February 16, 2007 and incorporated herein by this reference (File No. 001-32935).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc.
By:	/s/ Lynn Fetterman
Lynn Fetterman

Its:	Interim Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: May 31, 2007